Eastern Virginia Bankshares, Inc. Releases First Quarter 2014 Results

TAPPAHANNOCK, Va., April 28, 2014 /PRNewswire/ -- Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the "Company"), the one bank holding company of EVB (the "Bank") reported today its results of operations for the three months ended March 31, 2014.

Net income available to common shareholders during the three months ended March 31, 2014 was $1.5 million, or $0.09 per diluted share, compared to net income of $704 thousand, or $0.12 per diluted share during the same period of 2013. For the three months ended March 31, 2014, the Company reported net income of $2.0 million, an increase of $916 thousand over the net income of $1.1 million reported for the same period of 2013. The Company's results continue to be positively impacted by the extinguishment of long-term Federal Home Loan Bank advances in the third quarter of 2013, as discussed in greater detail below. The prepayment of these advances has significantly improved the Company's financial position and net interest margin as compared to the first quarter of 2013. The difference between net income and net income available to common shareholders is the effective dividend to the holders of the Company's Series A Preferred Stock.

First Quarter Highlights:

  Net interest margin (tax equivalent basis) increased 70 basis points to 3.93% for the three months ended March 31, 2014, compared to 3.23% for the same period in 2013.
  Nonperforming assets decreased $3.0 million during the first quarter of 2014 to $8.8 million, or 1.29% of total loans and other real estate owned ("OREO") at March 31, 2014, down from 1.80% at the end of the prior quarter.
  Net charge-offs decreased $1.3 million to $111 thousand for the three months ended March 31, 2014, down from $1.4 million for the same period in 2013.
  Provision for loan losses decreased to $250 thousand for the three months ended March 31, 2014, compared to $600 thousand for the same period in 2013.

For the three months ended March 31, 2014, the following key points were also significant factors in the Company's reported results:

  Increase in net interest income by $1.2 million from the same period in 2013, principally due to a $1.4 million decrease in interest expense;
  Gain on the sale of available for sale securities of $380 thousand resulting primarily from the sale of a portion of the Company's previously impaired agency preferred securities (FNMA & FHLMC);
  Expenses related to FDIC insurance premiums of $332 thousand, compared to $587 thousand for the same period in 2013;
  Expenses related to collection, repossession and OREO of $67 thousand, compared to $126 thousand for the same period in 2013; and
  Increase in the effective dividend on preferred stock by $142 thousand from the same period in 2013 due primarily to the dividend rate on the Company's Series A Preferred Stock increasing from 5% to 9% on January 9, 2014.

The return on average assets ("ROA") and return on average common shareholders' equity ("ROE"), on an annualized basis, for the three months ended March 31, 2014 were 0.57% and 6.64%, respectively, compared to 0.26% and 3.75%, respectively, for the three months ended March 31, 2013.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented, "I am very pleased to report that our Company continues to show improved results, and for the first quarter of 2014 a 84.8% increase in our net income when compared to the same period last year. The year over year improvement in our overall financial position and operating results is the result of our continued focus on our strategic plan, including improving our asset quality and strengthening our balance sheet through the execution of previously disclosed strategic initiatives. During the first quarter of 2014, and as a result of our decision to prepay our long-term Federal Home Loan Bank advances during the third quarter of 2013, our net interest margin increased by 70 basis points and 7 basis points when compared to the first and fourth quarters of 2013, respectively. During the first quarter of 2014 we were able to reduce net charge-offs by 92.2% when compared to the prior year and continued to show improvement in our loan and asset quality metrics with reductions in nonperforming and classified assets of 25.4% and 10.8% during the period." Shearin further commented, "Throughout the balance of 2014, we plan to continue evaluating and implementing deliberate strategies to further strengthen our financial condition, and we will use our strategic and financial flexibility to focus on growth and opportunities to increase the value of our company."

Shearin concluded, "I am also very pleased with our announcement earlier this quarter regarding the termination of the informal memorandum of understanding with the Federal Reserve Bank of Richmond and the Virginia State Corporation Commission Bureau of Financial Institutions effective March 13, 2014. The lifting of the informal memorandum of understanding marks the culmination of our hard work and execution of strategic initiatives over the last three years to improve asset quality, increase earnings, and strengthen the overall condition of the Company and EVB by the board and the management team."

Operations Analysis

Net interest income for the three months ended March 31, 2014 was $9.3 million, an increase of approximately $1.2 million or 15.2% from the same period of 2013. This increase was due to a 70 basis point increase in the net interest margin (tax equivalent basis) from 3.23% (includes a tax equivalent adjustment of $39 thousand) in the first quarter of 2013 to 3.93% (includes a tax equivalent adjustment of $93 thousand) in the first quarter of 2014. The year over year decline in interest income was driven by lower yields on the loan portfolio, charge-offs, and the natural amortization of the portfolio, partially offset by the impact of higher yields on the investment portfolio and higher average balances in the loan portfolio. The average investment securities balance decreased $9.4 million to $278.6 million during the three months ended March 31, 2014 as compared to the same period in 2013, while the yield on investment securities increased 49 basis points from 2.30% to 2.79% for the first quarter of 2014. Average interest bearing deposits in other banks decreased $42.7 million to $7.5 million during the three months ended March 31, 2014 as compared to the same period in 2013, while the yield on these assets increased 2 basis points from 0.20% for the first quarter of 2013 to 0.22% for the first quarter of 2014. This decrease in excess funds was due largely to the prepayment of $107.5 million in higher rate long-term borrowings during the third quarter of 2013 and the decrease in our average deposits from the first quarter of 2013 compared to the same period in 2014. Average loans increased $4.0 million to $678.1 million during the three months ended March 31, 2014 as compared to the same period in 2013, while the yield on these assets decreased 28 basis points from 5.39% for the first quarter of 2013 to 5.11% for the first quarter of 2014. This increase in loans was due largely to the purchase of $27.2 million in performing one-to-four family residential mortgage loans in the first quarter of 2014, which was partially offset by loan decreases caused by weak loan demand in the Company's core markets, the natural amortization of the loan portfolio, early payment curtailments on outstanding credits and charge-offs. The decrease in yield on our average loans was offset by the increase in yield on investment securities and, as a result, the yield on our average interest-earning assets increased 15 basis points to 4.40% for the three months ended March 31, 2014 as compared to the same period in 2013. Average interest-earning assets were $964.3 million for the three months ended March 31, 2014, which was a decrease of approximately $48.2 million or 4.8% from the same period in 2013. Total average loans were 70.3% of total average interest-earning assets for the three months ended March 31, 2014, compared to 66.6% for the three months ended March 31, 2013. The decline in interest income from the first quarter of 2013 to the first quarter of 2014 was offset by a lower cost of funding. The Company's lower cost of funding was driven by the prepayment of $107.5 million in higher rate long-term borrowings during August 2013, the maturity of a $10.0 million higher rate long-term borrowing during September 2013, the continuation of our deposit re-pricing strategy, reductions in the level of time deposits, and increased levels of noninterest-bearing demand deposit accounts and interest-bearing checking and savings accounts with lower rates. As a result, for the three months ended March 31, 2014 the average cost of interest-bearing deposits decreased 13 basis points to 0.58%, while the average cost of interest-bearing liabilities decreased 62 basis points to 0.58%, both as compared to the same period in 2013.

Noninterest income for the three months ended March 31, 2014 was $1.9 million, a decrease of $56 thousand or 2.9% over the same period of 2013. For the three months ended March 31, 2014, the Company realized net gains of $380 thousand on the sale of available for sale securities as compared to $467 thousand for the same period in 2013. These gains were primarily the result of the Company selling a portion of its previously impaired agency preferred securities (FNMA & FHLMC). The Company sold these securities to remove classified assets from the balance sheet and increase the Company's sources of taxable income. Service charges and fees on deposit accounts increased $56 thousand, or 7.3% in the first quarter of 2014, which was primarily attributable to an increase in service charge income on checking accounts. Debit/credit card fee income decreased $24 thousand, or 7.2% in the first quarter of 2014, which was primarily attributable to a decrease in debit card income.

Noninterest expense for the three months ended March 31, 2014 was $8.2 million, an increase of $222 thousand or 2.8% over noninterest expense of $8.0 million for the three months ended March 31, 2013. Salaries and employee benefits increased $437 thousand, or 10.5% in the first quarter of 2014 primarily due to annual merit pay increases, lower deferred compensation on loan originations and was partially offset by lower group term insurance costs. FDIC insurance expense decreased $255 thousand, or 43.4% in the first quarter of 2014 and was driven by lower base assessment rates due to the improvement in the Bank's overall composite rating in connection with the termination (in July 2013) of the written agreement, dated February 17, 2011 (the "Written Agreement"), among the Company, the Bank, the Federal Reserve Bank of Richmond (the "Reserve Bank") and the Virginia State Corporation Commission Bureau of Financial Institutions (the "Bureau"). Expenses related to collection, repossession and OREO decreased $59 thousand, or 46.8% in the first quarter of 2014 due to the decrease in the carrying balances of OREO and classified assets. For the first quarter of 2014, noninterest expense includes $5 thousand in impairment losses related to valuation adjustments on OREO compared to $10 thousand for the same period in 2013. In addition, noninterest expense for the first quarter of 2014 includes gains on the sale of OREO of $13 thousand compared to losses of $37 thousand for the same period in 2013.

Balance Sheet and Asset Quality

Total assets decreased $36.2 million or 3.3% between March 31, 2013 and March 31, 2014, but are up $30.4 million from December 31, 2013. Between March 31, 2013 and March 31, 2014, investment securities decreased $3.4 million or 1.2% to $269.8 million, and are down $593 thousand from December 31, 2013. Loans, net of unearned income increased approximately $12.1 million or 1.8% from March 31, 2013 to $683.0 million at March 31, 2014, and are up $25.8 million from $657.2 million as of December 31, 2013. Total deposits decreased $28.3 million or 3.3% from March 31, 2013 to $826.9 million at March 31, 2014, and are down approximately $7.5 million from $834.5 million as of December 31, 2013. Total borrowings decreased $42.4 million or 32.3% from March 31, 2013 to $88.6 million at March 31, 2014, and are up approximately $33.4 million from $55.3 million as of December 31, 2013. Total shareholders' equity increased approximately $37.0 million or 36.9% from March 31, 2013 to $137.4 million at March 31, 2014, and is up approximately $4.4 million from $132.9 million as of December 31, 2013. Year to date average investment securities were $278.6 million as of March 31, 2014, a decrease of $9.4 million or 3.3% compared to the same period of 2013. Year to date average loans were $678.1 million as of March 31, 2014, an increase of $4.0 million or 0.6% compared to the same period of 2013. Year to date average total deposits were $821.8 million as of March 31, 2014, a decrease of $20.7 million or 2.5% compared to the same period of 2013. Year to date average borrowings were $86.5 million as of March 31, 2014, a decrease of $44.6 million or 34.0% compared to the same period of 2013. Year to date average shareholders' equity was $135.9 million as of March 31, 2014, an increase of approximately $35.7 million or 35.7% compared to the same period of 2013.

The asset quality measures depicted below continue to reflect the Company's efforts to prudently charge-off loans as losses are identified and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three months ended March 31, 2014 and 2013.

	Three months ended
(dollars in thousands)	March 31,
	2014	2013
Net charge-offs	$ 111	$ 1,422
Net charge-offs to average loans	0.07%	0.86%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	March 31,	December 31,	March 31,
	2014	2013	2013
Allowance for loan losses	$ 14,906	$ 14,767	$ 19,516
Allowance for loan losses to period end loans	2.18%	2.25%	2.91%
Allowance for loan losses to nonaccrual loans	180.42%	134.03%	172.80%
Allowance for loan losses to nonperforming loans	180.42%	134.03%	172.80%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	March 31,	December 31,	March 31,
	2014	2013	2013
Nonaccrual loans	$ 8,262	$ 11,018	$ 11,294
Loans past due 90 days and accruing interest	-	-	-
Total nonperforming loans	$ 8,262	$ 11,018	$ 11,294
Other real estate owned ("OREO")	557	800	2,988
Total nonperforming assets	$ 8,819	$ 11,818	$ 14,282

Nonperforming assets to total loans and OREO	1.29%	1.80%	2.12%

The following tables present the change in the balances of OREO and nonaccrual loans for the three months ended March 31, 2014.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2013	$ 800	Balance at December 31, 2013	$ 11,018
Transfers from loans	136	Loans returned to accrual status	(3,796)
Capitalized costs	-	Net principal curtailments	(715)
Sales proceeds	(387)	Charge-offs	(209)
Impairment losses on valuation adjustments	(5)	Loan collateral moved to OREO	(136)
Gain on disposition	13	Loans placed on nonaccrual during period	2,100
Balance at March 31, 2014	$ 557	Balance at March 31, 2014	$ 8,262

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring ("TDR") when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	March 31,	December 31,	March 31,
(dollars in thousands)	2014	2013	2013

Performing TDRs	$ 17,440	$ 16,026	$ 4,900
Nonperforming TDRs*	2,560	4,188	4,895
Total TDRs	$ 20,000	$ 20,214	$ 9,795

* Included in nonaccrual loans.

Forward Looking Statements

Certain statements contained in this release that are not historical facts may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company's asset portfolio, future changes to the Bank's branch network, the payment of dividends, and the ability to realize deferred tax assets; (iii) statements of future financial performance and economic conditions; (iv) statements regarding the impact of the memorandum of understanding among the Company, the Bank, the Reserve Bank and the Bureau, dated September 5, 2013 (the "MOU") or the termination of the MOU on our financial condition, operations and capital strategies; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of investment securities or foreclosed properties; (vii) statements regarding the Company's liquidity; (viii) statements of management's expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company's markets; (ix) statements regarding future asset quality, including expected levels of charge-offs; (x) statements regarding potential changes to laws, regulations or administrative guidance; (xi) statements regarding business initiatives related to and the use of proceeds from the private placements (the "Private Placements") and the rights offering (the "Rights Offering") the Company completed in 2013, including expected future interest expenses and net interest margin following the prepayment of long-term FHLB advances; and (xii) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  factors that adversely affect the business initiatives related to and the use of proceeds from the Rights Offering and the Private Placements, including, without limitation, changes in market conditions that adversely affect the Company's ability to dispose of or work out assets adversely classified by us on advantageous terms or at all;
  the Company's ability and efforts to assess, manage and improve its asset quality;
  the strength of the economy in the Company's target market area, as well as general economic, market, political, or business factors;
  changes in the quality or composition of the Company's loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in its markets, or in the repayment ability of individual borrowers or issuers;
  the effects of the Company's adjustments to the composition of its investment portfolio;
  the impact of government intervention in the banking business;
  an insufficient allowance for loan losses;
  the Company's ability to meet the capital requirements of its regulatory agencies;
  changes in laws, regulations and the policies of federal or state regulators and agencies, including rules to implement the Basel III capital framework and for calculating risk-weighted assets;
  adverse reactions in financial markets related to the budget deficit of the United States government;
  changes in the interest rates affecting the Company's deposits and loans;
  the loss of any of the Company's key employees;
  changes in the Company's competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and the Company's ability to compete effectively against other financial institutions in its banking markets;
  the Company's potential growth, including its entrance or expansion into new markets, the opportunities that may be presented to and pursued by it and the need for sufficient capital to support that growth;
  changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
  the Company's ability to maintain internal control over financial reporting;
  the Company's ability to raise capital as needed by its business;
  the Company's reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet its liquidity needs;
  possible changes to the Company's Board of Directors, including in connection with the Private Placements and deferred dividends on the Company's Series A Preferred Stock; and
  other circumstances, many of which are beyond the Company's control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Selected Financial Information	Three months ended
(dollars in thousands, except per share data)	March 31,
Statement of Operations	2014	2013
Interest and dividend income	$ 10,376	$ 10,577
Interest expense	1,115	2,540
Net interest income	9,261	8,037
Provision for loan losses	250	600
Net interest income after provision for loan losses	9,011	7,437

Service charges and fees on deposit accounts	822	766
Other operating income	376	381
Debit/credit card fees	309	333
Gain on sale of available for sale securities, net	380	467
Gain on sale of bank premises and equipment	5	1
Noninterest income	1,892	1,948

Salaries and employee benefits	4,586	4,149
Occupancy and equipment expenses	1,319	1,256
FDIC expense	332	587
Collection, repossession and other real estate owned	67	126
(Gain) loss on sale of other real estate owned	(13)	37
Impairment losses on other real estate owned	5	10
Other operating expenses	1,882	1,791
Noninterest expenses	8,178	7,956

Income before income taxes	2,725	1,429
Income tax expense	729	349
Net income	$ 1,996	$ 1,080
Less: Effective dividend on preferred stock	518	376
Net income available to common shareholders	$ 1,478	$ 704
Income per common share: basic	$ 0.12	$ 0.12
diluted	$ 0.09	$ 0.12
Selected Ratios
Return on average assets	0.57%	0.26%
Return on average common shareholders' equity	6.64%	3.75%
Net interest margin (tax equivalent basis)	3.93%	3.23%
Period End Balances
Loans, net of unearned income	$ 682,952	$ 670,804
Total assets	1,057,471	1,093,682
Total deposits	826,934	855,230
Total borrowings	88,610	130,979
Total shareholders' equity	137,374	100,327
Book value per common share	7.79	12.66
Average Balances
Loans, net of unearned income	$ 678,110	$ 674,082
Total earning assets	964,339	1,012,571
Total assets	1,049,048	1,080,968
Total deposits	821,825	842,546
Total borrowings	86,513	131,102
Total shareholders' equity	135,856	100,127
Asset Quality at Period End
Allowance for loan losses	$ 14,906	$ 19,516
Nonperforming assets	8,819	14,282
Net charge-offs	111	1,422
Net charge-offs to average loans	0.07%	0.86%
Allowance for loan losses to period end loans	2.18%	2.91%
Allowance for loan losses to nonaccrual loans	180.42%	172.80%
Nonperforming assets to total assets	0.83%	1.31%
Nonperforming assets to total loans and other real estate owned	1.29%	2.12%
Other Information
Number of shares outstanding - period end	11,862,367	6,069,551
Average shares outstanding - basic	11,862,367	6,069,551
Average shares outstanding - diluted	17,102,559	6,069,551

Average Balance Sheet and Net Interest Margin Analysis
(dollars in thousands)
		Three Months Ended March 31,
		2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (1)	Balance	Expense	Rate (1)
Assets:
Securities
Taxable	$ 241,088	$ 1,507	2.54%	$ 265,861	$ 1,422	2.17%
Restricted securities	7,237	102	5.72%	9,228	86	3.78%
Tax exempt (2)	30,269	306	4.10%	12,893	127	3.99%
Total securities	278,594	1,915	2.79%	287,982	1,635	2.30%
Interest bearing deposits in other banks	7,492	4	0.22%	50,153	25	0.20%
Federal funds sold	143	-	0.00%	354	-	0.00%
Loans, net of unearned income (3)	678,110	8,550	5.11%	674,082	8,956	5.39%
Total earning assets	964,339	10,469	4.40%	1,012,571	10,616	4.25%
Less allowance for loan losses	(14,784)			(20,363)
Total non-earning assets	99,493			88,760
Total assets	$ 1,049,048			$ 1,080,968

Liabilities & Shareholders' Equity:
Interest-bearing deposits
Checking	$ 257,179	$ 228	0.36%	$ 244,545	$ 236	0.39%
Savings	90,185	30	0.13%	88,266	39	0.18%
Money market savings	119,087	125	0.43%	132,346	150	0.46%
Large dollar certificates of deposit (4)	100,768	301	1.21%	126,782	430	1.38%
Other certificates of deposit	125,092	303	0.98%	133,021	419	1.28%
Total interest-bearing deposits	692,311	987	0.58%	724,960	1,274	0.71%
Federal funds purchased and repurchase
agreements	3,218	5	0.63%	3,292	5	0.62%
Short-term borrowings	72,985	35	0.19%	-	-	0.00%
Long-term borrowings	-	-	0.00%	117,500	1,174	4.05%
Trust preferred debt	10,310	88	3.46%	10,310	87	3.42%
Total interest-bearing liabilities	778,824	1,115	0.58%	856,062	2,540	1.20%
Noninterest-bearing liabilities
Demand deposits	129,514			117,586
Other liabilities	4,854			7,193
Total liabilities	913,192			980,841
Shareholders' equity	135,856			100,127
Total liabilities and shareholders' equity	$ 1,049,048			$ 1,080,968

Net interest income (2)		$ 9,354			$ 8,076

Interest rate spread (2)(5)			3.82%			3.05%
Interest expense as a percent of
average earning assets			0.47%			1.02%
Net interest margin (2)(6)			3.93%			3.23%

Notes:
(1) Yields are annualized and based on average daily balances.
(2) Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%, with a
$93 adjustment for 2014 and a $39 adjustment in 2013.
(3) Nonaccrual loans have been included in the computations of average loan balances.
(4) Large dollar certificates of deposit are certificates issued in amounts of $100 or greater.
(5) Interest rate spread is the average yield on earning assets, calculated on a fully taxable basis, less the average rate incurred on interest-bearing liabilities.
(6) Net interest margin is the net interest income, calculated on a fully taxable basis, expressed as a percentage of average earning assets.

Contact:
Adam Sothen
Chief Financial Officer
Voice: (804) 443-8404
Fax: (804) 445-1047